Exhibit 10.9

CERTAIN BENEFITS AND FEES FOR OUR

NAMED EXECUTIVE OFFICERS AND DIRECTORS

Description of Benefit	Eligible Positions	Amount/Schedule
Club Memberships	Chief Executive Officer and Chief Operating Officer	Club Membership, not including dues

Director Communications Benefit	Non-employee members of the Board of Directors	Up to two wireless units and one connection card activated on the wireless network, long distance and international calling cards and wireline long distance. Specialized equipment and accessories also provided. Up to ten friends and family members may participate in one of three special discounted wireless rate plans. If a director on the board as of 7/25/2006 resigns from the board with five or more years of service, including service on the board of directors of Nextel Communications, Inc., the communications benefit will continue for number of months on board up to 120 months.

Long-Distance Telephone Service (1)	Legacy Sprint Executive Officers, including the Named Executive Officers other than Chairman	Actual usage (continues after retirement)

Personal use of corporate aircraft	Chief Executive Officer and Chairman	Under an executive security program established by the Human Capital and Compensation Committee, each of the CEO and Chairman is required to use Sprint Nextel aircraft for personal as well as business travel. Sprint Nextel provides these security services for its benefit rather than as a personal benefit or perquisite for the CEO or Chairman.

	Other Executive Officers, including the other Named Executive Officers and non-employee members of the Board of Directors	The CEO must pre-approve any proposed personal use of the corporate aircraft for personal reasons.

Executive Physical	Executive Officers, including the Named Executive Officers	Reimbursement for annual physical examination

Description of Benefit	Eligible Positions	Amount/Schedule
Board of Director Fees	Non-employee members of the Board of Directors

Annual retainer -$70,000/year

Additional Annual retainer for Lead Independent Director - $75,000/year

Committee Chair additional annual retainer:

Audit Committee - $20,000

Human Capital and Compensation Committee - $15,000

Finance and Human Capital and Compensation Committees - $10,000

Board and Committee In-Person Meeting Fees - $2,000/ meeting

Telephonic Board and Committee Meeting Fees-$1,000/meeting

Annual award of $100,000 in restricted stock units

Board of Directors Retirement Benefit (Benefit eliminated in 1996 for all non-employee directors who had not met a five-year service requirement)	One current non-employee member of the Board of Directors	Monthly retirement payment equal to the monthly fee (not including meeting fees or additional retainers) being paid to non-employee directors at the time of retirement to be paid for 120 months.

*	This summary replaces the schedule filed as Exhibit 10.1 to Sprint Nextel’s Current Report on Form 8-K filed April 21, 2006.
(1)	Sprint reimburses for income taxes associated with these benefits.

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